FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  July, 1995


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811









Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           July, 1995



Item 5.   Other Material Events

     Maine Public Service Company To Place Steam Units at the Caribou Generating Facility on Inactive Status.

     At a regular meeting on July 7, 1995, the Company's Board of Directors authorized placing on inactive status Steam Units 1 and 2 of the Company's Caribou Generating Facility in Caribou, Maine. The Company will lay-up the Units by January 1, 1996 and expects that they will remain inactive for five years or longer. These two Units, which represent 23 MW of capacity, have become surplus to the Company's needs due to the closure of Loring Air Force Base and the loss in 1996 of the Company's largest customer, the Houlton Water Company, as reported in the Company's Form 8-K dated December 7, 1994. During the Units' inactive period, the plant equipment will be protected and maintained by the installation of a dehumidification system that will permit the plant to return to service in approximately six months.

     Placing Steam Units 1 and 2 on inactive status will save the Company approximately $3.5 million over the next five years. These savings result primarily from a savings in operation and maintenance expense. The Company will be eliminating 12 positions at the plant and has also announced a voluntary early retirement program that may avoid involuntary termination of some of the employees whose positions at the Units have been eliminated.

     Steam Unit No. 1 went into operation in the early 1950s and Unit No. 2, in the mid 1950s. The Company still has at the Caribou facility a diesel generation station of approximately 7 MW and a hydro facility of approximately 1 MW and will continue to employ 11 employees.

                                   MAINE PUBLIC SERVICE COMPANY
                                           Registrant


July 13, 1995                      Larry E. LaPlante
                                   Larry E. LaPlante, Vice President
                                   Finance and Treasurer